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                                                                   Exhibit 10.10

                               LETTER OF INTENT


WHEREAS:

Uranium Power Corporation hereinafter referred to as "UPC or the Company" holds the rights to certain mineral claims referred to as the Henday Lake property located in northern Saskatchewan Canada;

UPC has conducted a work program over these claims, (the "claims") and identified an anomaly indicative of potential mineral bearing ores;

Regulations in place pursuant to the laws of the Province of Saskatchewan require that certain work be conducted on the claims or monies deposited with the Crown in trust prior to the end of the first week of January 2001;

UPC has obtained a work program to comply with these regulations and as recommended by competent third parties. This program has been designed to assist in ascertaining the potential of the underlying ore body if indeed it exists;

A bid has been received to complete this work program acceptable to management in the amount of Cdn $144,000 which amount would be sufficient to keep the claims in good standing for an additional 12 months;

UPC has not been able to raise the required funds from third parties or existing shareholders;

Should such work program not complete as required by regulation, the claims will be forfeit back to the Crown;

Mr. Mark Smith and/or his assignees hereinafter referred to as the "Investors" are existing shareholders in UPC;

The Investors have indicated a desire to ensure the claims are not forfeit and have indicated a willingness to provide the required funds on certain terms and conditions; and

Both UPC and the Investors acknowledge that time is of the essence and that the work program must be initiated immediately in order to complete the work in a professional manner within identified timeframes.

THEREFORE:

1. UPC and the Investors, hereinafter referred to jointly as "the Parties," agree to form a new company on a joint venture basis, hereinafter referred to as the "subsidiary."
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2.   UPC shall transfer to the subsidiary all rights to the Henday Lake properties as it now holds and shall receive as consideration a total of 20% interest in the equity of the subsidiary.

3.   The Investors shall agree to provide funds as follows:

          a) Cdn $144,000 in order to commence and complete the identified work program

          b) Cdn $29,739 and Cdn $28,637 to liquidate existing payables to certain consultants and contractors who provided services to complete previous work programs undertaken by the Company.

     and shall receive as consideration a total of 80% interest in the equity of the subsidiary.

4. Funds identified in item 3(a) shall be provided by way of bank draft, or wired bank transfer to the Company's account with value date of December 4, 2000 with such funds to be received by Wednesday December 6.

5. The subsidiary will be created in such jurisdiction as identified by the Investors with all reasonable costs incurred to effect such action for the account of the Investors.

6. The initial Board of Directors of the subsidiary shall total three individuals with two names to be provided by the Investors and one by UPC.

7. Management of UPC will hold the Investors harmless for any liability, claim, payment or other obligation currently outstanding or arising from the Henday Lake properties up to and including December 15, 2000. The Investors will hold the management, directors and shareholders of UPC harmless for any liability, claims, payment or other obligation relating to the Henday Lake properties and originated after December 15, 2000.

8. Mr. Thornton Donaldson and Mr. William Timmins (the "Individuals") will provide such services to the subsidiary as are necessary to ensure the efficient completion of the work program and such other actions as directed by the Board of the subsidiary for a period of 120 days after the completion of the incorporation of the company and the transfer of claims from UPC. Thereafter, services will continue on a basis acceptable to the Investors and the Individuals.

9. Management of UPC will execute a note in favor of the subsidiary in an amount equal to that identified in item 3(b). The note will be interest free, and payable on demand immediately upon the closure of the sale of controlling interest in UPC to a third party, or at such time as the Company acquires funds from another source. UPC agrees to provide a quarterly financial report to the Board of the subsidiary together with an outline as to what steps have been taken to obtain necessary funding to liquidate the note.
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10.  The rights to the Henday Lake properties and claims will be transferred free and clear to the subsidiary as soon as administratively possible upon the completion of the incorporation of the subsidiary.

11. UPC will continue to hold a 20% interest in the claims transferred to the subsidiary regardless of the equity issued subsequent to the initial incorporation. UPC shall have a carried interest in the claims until such time as a total of Cdn $250,000 inclusive of the amount note in item 3(a) has been expended thereon. Subsequent to such expenditure, UPC shall retain the right to participate on the same basis as the Investors in future expenditure programs on a pro-rata basis. Should UPC not provide the requested funds within 30 days of written demand, their 20% interest shall be reduced in such manner as reasonably negotiated between the Parties. The Parties agree to subject their disagreement to binding arbitration should the Parities not be able to agree on a dilution formula within 30 days of non-payment of requested funds. The Parties agree to accept the ruling of a representative of the Arbitration Board of British Columbia who shall act as Arbitrator on behalf of the parties. Both Parties shall share the cost of the Arbitrator.

12. The Parties acknowledge that a formal agreement incorporating the above terms and conditions shall be prepared in due course. However, the Parties agree to be bound by this Letter of Intent until such time as the Parties execute a formal agreement.

13. This Letter of Intent constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any all prior agreements, representation, and warranties or covenants express or implied, written or verbal except as may be expressed herein. Any amendments or supplements hereto will be in writing and executed by the Parties hereto.

14. This Agreement shall be construed in accordance with, and rights and obligations of parties hereto will be governed by, the laws of British Columbia, Canada.

15. All necessary Board approvals of Uranium Power Corporation have been obtained and this Letter of Intent is acknowledge as a binding and legal agreement of the Company.

IN WITNESS WHEREOF:

The Parties hereto have executed and delivered this Agreement, in duplicate, effective as of December 1, 2000 in Vancouver, B.C. Canada as to the execution of UPC and in ______________ as to the signature of Mr. Mark Smith.


URANIUM POWER CORPORATION                     MR. MARK SMITH

/s/ Thornton Donaldson                        /s/ Mark Smith
-----------------------------                 ----------------------------------
Thornton Donaldson                            Mark Smith
President                                     12/03/00